Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of the Resource Real Estate Diversified Income Fund and to the use of our report dated April 29, 2015 on the financial statements and financial highlights of the Resource Real Estate Diversified Income Fund.  Such financial statements and financial highlights appear in the February 28, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.
BBD, LLP

Philadelphia, Pennsylvania
June 26, 2015